Exhibit 5.2

March 19, 2012

Novadaq Technologies Inc.

Dear Sirs/Mesdames:

Re:	Novadaq Technologies Inc.

Reference is made to the preliminary short form base shelf prospectus (the “Prospectus”) forming part of the registration statement on Form F-10 filed by Novadaq Technologies Inc. with the U.S. Securities and Exchange Commission.

We hereby consent to the reference to our firm name in the Prospectus under the headings “Enforceability of Civil Liabilities”, “Legal Matters”, and “Documents Filed as Part of the Registration Statement”.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Yours truly,

(signed) STIKEMAN ELLIOTT LLP